Exhibit 99.1

Adamas Reports Third Quarter 2018 Financial Results
- GOCOVRI™ (amantadine) extended release capsules sales increased to $10.6 million for the third quarter, with ~4,740 fulfilled prescriptions -

EMERYVILLE, Calif., November 1, 2018 – Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a fully-integrated pharmaceutical company pioneering time-dependent medicines for central nervous system disorders, today reported financial results and pipeline updates for the third quarter ended September 30, 2018.
“We have established a strong foundation and remain focused on increasing the utilization of GOCOVRI in Parkinson’s disease patients with dyskinesia and OFF,” stated Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc. “In addition, we’re pleased with the robust enrollment of the Phase 3 study of ADS-5102 in multiple sclerosis patients with walking impairment and we continue to advance our pipeline of time-dependent medicines.”
Recent Highlights

•
In the third quarter of 2018, fulfilled approximately 4,740 paid prescriptions of GOCOVRI, the first and only medicine approved by the U.S. Food and Drug Administration (FDA) indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy

•	Received GOCOVRI prescriptions from approximately 1,200 distinct prescribers as of September 30, 2018

•
Presented final results from EASE LID 2, the two-year, Phase 3 open-label study of GOCOVRI in Parkinson’s disease patients with dyskinesia at the 22nd International Congress of Parkinson’s Disease and Movement Disorders

•
Continued to enroll patients in the Phase 3 controlled study of ADS-5102 (amantadine) extended release capsules in multiple sclerosis patients with walking impairment and expect full enrollment in the second half of 2019

•	Continued to advance the ADS-4101 (lacosamide) program and remain on track to initiate a pivotal study in patients with epilepsy in 2019

Financial Results
Adamas reported GOCOVRI net product sales of $10.6 million for the three months ended September 30, 2018. For the nine months ended September 30, 2018, net product sales were $20.7 million. The full commercial launch of GOCOVRI occurred on January 8, 2018, so there were no similar product sales in 2017. The company recognizes revenue using the sell-in method, typically when products are delivered to the specialty pharmacy.

Research and development (R&D) expenses for the third quarter ended September 30, 2018, were $11.7 million, including $0.7 million in stock-based compensation expense, compared to $6.5 million for the third quarter ended September 30, 2017, which included $0.8 million in stock-based compensation expense. For the nine months ended September 30, 2018, R&D expenses were $28.7 million, including $2.2 million in stock-based compensation expense, compared to $20.7 million, for the same period last year, which included $2.6 million in stock-based compensation expense.
Selling, general and administrative (SG&A) expenses for the third quarter ended September 30, 2018, were $27.5 million, including $3.5 million in stock-based compensation expense, compared to $16.1 million for the same quarter in the prior year, which included $2.4 million in stock-based compensation expense. For the nine months ended September 30, 2018, SG&A expenses were $81.6 million, including $9.9 million in stock-based compensation expense, compared to $38.3 million, for the first nine months of 2017, which included $7.4 million in stock-based compensation expense.
Adamas reported a net loss of $33.2 million, or $1.22 per share, basic and diluted, for the third quarter of 2018, compared to a net loss of $23.4 million, or $1.04 per share, basic and diluted, for the third quarter of 2017. The net losses for the third quarters of 2018 and 2017 included $4.1 million and $3.3 million, respectively, in non-cash stock-based compensation expense. For the nine months ended September 30, 2018, the company reported a net loss of $102.1 million, or $3.82 loss per share, basic and diluted, as compared to a net loss of $60.1 million, or $2.69 loss per share, basic and diluted.

Cash Position
Adamas ended the quarter with $233.2 million of cash, cash equivalents, and available-for-sale securities, compared to $176.4 million at December 31, 2017.
Investor Conference Call and Webcast
Adamas will host a conference call and webcast today, November 1, 2018, at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 844-215-3280 for participants in the U.S. or Canada and 484-747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until February 1, 2019.
About GOCOVRI
GOCOVRI (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI is a high-dose 274 mg amantadine (340 mg amantadine hydrochloride) taken once-daily at bedtime, which delivers high levels of amantadine upon waking and throughout the day. Data from two pivotal, placebo-controlled Phase 3 clinical studies in approximately 200 patients demonstrated statistically significant reduction in dyskinesia, as well as a secondary benefit in OFF time in patients dosed with GOCOVRI. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, fall and orthostatic hypotension. For more information about GOCOVRI, including complete safety information, please see the U.S. Prescribing Information at www.gocovri.com.
About ADS-5102
ADS-5102 is a high-dose amantadine taken once at bedtime, which delivers consistently high levels of amantadine upon waking and throughout the day. Adamas is currently evaluating ADS-5102 in a Phase 3 clinical program in multiple sclerosis patients with walking impairment. ADS-5102 was previously approved by the FDA under the trade name GOCOVRI™ (amantadine) extended release capsules for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI is not FDA-approved for the treatment of walking impairment in multiple sclerosis patients.
About ADS-4101
ADS-4101 is an investigational drug in development for the treatment of partial onset seizures in patients with epilepsy. Derived from Adamas’ validated time-dependent biology approach to drug development, ADS-4101 is a potential high-dose, once-daily at bedtime lacosamide therapy, with a drug profile that provides high concentrations of lacosamide during the day to match the time when seizures occur most often. Lacosamide is an anti-epilepsy active ingredient previously approved by the FDA and currently marketed as VIMPAT® (lacosamide).
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. The company is focused on the commercial launch of GOCOVRI™ (amantadine) extended release capsules (previously ADS-5102), the first and only FDA-approved medicine for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications, and delivering on its pipeline of differentiated investigational programs. Those programs include: ADS-5102 in development for the treatment of multiple sclerosis walking impairment; and ADS-4101, a high-dose, modified release lacosamide in development for the treatment of partial onset seizures in patients with epilepsy. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
VIMPAT® is a trademark of UCB.

Forward-looking Statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’s expectation of full enrollment of patients in the Phase 3 controlled study of ADS-5102 (amantadine) extended release capsules in multiple sclerosis patients with walking impairment in the second half of 2019, and that Adamas remains on track to initiate a pivotal study in patients with epilepsy in 2019. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2018, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.
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Contacts:
Investors:
Ashleigh Barreto
Director, Corporate Communications and Investor Relations
Adamas Pharmaceuticals, Inc.
510-450-3567
ir@adamaspharma.com

Media:
Terri Clevenger
Continuum Health Communications
203-227-0209
tclevenger@continuumhealthcom.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Product sales	$10,613	$—	$20,731	$—
License and grant revenue	—	1	—	3
Total revenues	10,613	1	20,731	3
Costs and operating expenses:
Cost of product sales	100	—	198	—
Research and development	11,709	6,459	28,703	20,723
Selling, general and administrative, net	27,491	16,064	81,553	38,323
Total costs and operating expenses	39,300	22,523	110,454	59,046
Loss from operations	(28,687)	(22,522)	(89,723)	(59,043)
Interest and other income, net	921	839	2,931	1,265
Interest expense	(5,386)	(1,677)	(15,324)	(2,406)
Loss before income taxes	(33,152)	(23,360)	(102,116)	(60,184)
Benefit for income taxes	—	—	—	(51)
Net loss	$(33,152)	$(23,360)	$(102,116)	$(60,133)
Net loss per share, basic and diluted	$(1.22)	$(1.04)	$(3.82)	$(2.69)
Weighted average shares used in computing net loss per share, basic and diluted	27,266	22,569	26,728	22,390

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents, and available-for-sale securities	$233,197	$176,433
Total assets	257,120	186,176
Total current liabilities	25,298	16,607
Long-term debt	115,353	102,647
Total liabilities	142,724	120,050
Total stockholders’ equity	114,396	66,126